Exhibit 99.1

Argo Group Announces 2007 Financial Results

Solid U.S. Segment Results and Completion of Restructuring in 2007 Positions Company Well to Capitalize on the Geographic Reach of Its International Platform

HAMILTON, Bermuda--(BUSINESS WIRE)--Argo Group International Holdings, Ltd. (NasdaqGS: AGII), an international underwriter of specialty insurance and reinsurance products in niche areas of the property and casualty market, today announced financial results for the year and three months ended Dec. 31, 2007.

Highlights for the year ended Dec. 31, 2007:

  Book value per fully diluted share increased 15.5 percent to $45.15 per share;
  Net income of $143.8 million or $5.58 per diluted share, which includes a $2.57 per share after-tax extraordinary gain for negative goodwill related to the PXRE merger;
  Gross written premiums grew to $1.2 billion;
  Total revenue increased to a record $1.0 billion, an increase of 6.5 percent over 2006;
  Net investment income increased 28.5 percent to $134.3 million;
  Combined ratios for each of the Company’s three business segments were under 90 percent;
  Reinsurance operations merged into one Bermuda Class 4 general business insurer with capital of approximately $1.3 billion and an ‘A’ rating by A.M. Best.

Argo Group President and Chief Executive Officer Mark E. Watson III said, “In 2007, Argo Group successfully established a unique international specialty insurance platform that will help drive our company’s future growth and geographic expansion in new markets. With the period of transformation behind us, our full focus in 2008 is dedicated to capitalizing on new opportunities for which we are well positioned to pursue.

“I’m very pleased that while we worked diligently to complete the PXRE merger, operational integration and subsequent reorganization, our core business operations in the U.S. continued to deliver solid results, setting new company benchmarks in 2007 for premium volume and total revenue and continued to produce profitable operations in a highly competitive marketplace. I believe these results demonstrate the internal strength of our people and business and bodes well for Argo Group’s future potential,” said Watson.

Highlights for the three months ended Dec. 31, 2007:

  Net income for the fourth quarter was $23.5 million or $0.76 per diluted share;
  Earned premiums for the quarter increased 8.2 percent on lower gross written premiums;
  Total revenue rose 9.2 percent to $265.4 million versus $243.1 million in the fourth quarter of 2006;
  Net investment income increased 46.2 percent to $40.5 million;
  Segment combined ratios in the fourth quarter remained strong.

FINANCIAL RESULTS

The financial results for the year and three months ended Dec. 31, 2007 and 2006 include results of the predecessor to Argo Group, Argonaut Group Inc., for those periods and PXRE Group, Ltd. for the period from Aug. 7, 2007 through Dec. 31, 2007. As disclosed previously, Aug. 7, 2007 represents the closing date of the merger between Argonaut Group, Inc. and PXRE Group, Ltd.

For the year ended Dec. 31, 2007, net income of $143.8 million or $5.58 per diluted share includes the following: (1) an after-tax extraordinary gain of $66.3 million associated with the negative goodwill resulting from the previously announced merger; (2) after-tax favorable reserve development of $20.6 million which is net of a $17.6 million after tax charge associated with asbestos and environmental (A&E) loss development; and (3) $10.8 million of after-tax expense related to the merger. This compares to net income of $106.0 million, or $4.82 per diluted common share for 2006, which included favorable development after tax of $29.2 million net of an after tax charge of $11.0 million associated with A&E loss development. Total revenue for 2007 was $1.0 billion versus $938.7 million in 2006. Total revenue includes realized gains on sales of investments of $5.9 million and $21.2 million for 2007 and 2006, respectively. Earned premiums in 2007 were $859.8 million compared to $813.0 million in 2006.

The Company believes operating income is another meaningful measure of Argo Group’s performance, although it differs from net income under generally accepted accounting principles in the United States (GAAP) in that operating income excludes extraordinary items, income tax benefit or expense and net realized investment gains and losses. For a reconciliation of operating income to GAAP net income for the three and twelve months ended December 31, 2007 and 2006, respectively, please refer to the reconciliation table attached to this news release. Pre-tax operating income for the year ended Dec. 31, 2007 was $113.9 million, which includes favorable loss development from prior years’ reserves of $30.3 million, which is net of $26.0 million of adverse development for A&E, and $14.1 million of merger related expense. This compares to pre-tax operating income in 2006 of $141.8 million, which included favorable development of $44.9 million.

For the fourth quarter of 2007, net income was $23.5 million or $0.76 per diluted share versus $31.4 million or $1.42 per share for the same three months of 2006. Pre-tax operating income for the quarter ended Dec. 31, 2007 was $38.7 million versus pre-tax operating income in the comparable quarter of 2006 of $40.6 million. Total revenue for the 2007 fourth quarter was $265.4 million versus $243.1 million for the fourth quarter of 2006. Total revenue includes realized gains on the sales of investments, which were $1.3 million and $8.7 million for the fourth quarters of 2007 and 2006, respectively. Earned premiums for the three months ended Dec. 31, 2007 were $223.6 million compared to $206.7 million for the same quarter in 2006.

Pre-tax underwriting income for the fourth quarter of 2007 included favorable development from prior years’ reserves of $35.3 million, compared to $28.6 million of favorable development for the fourth quarter of 2006. Argo Group’s 2007 fourth quarter combined ratio for each business segment was E&S at 90.9 percent, Select Markets at 83.3 percent and International Specialty at 66.1 percent.

As previously announced, effective December 31, 2007 Argo Group restructured its U.S. and Bermuda subsidiaries creating a new organization platform for 2008. Under the new structure, all U.S. subsidiaries of Argo Group are wholly owned by one intermediate U.S. holding company. The unified U.S. holding company is operating under the name Argonaut Group, Inc. Argo Group also merged two of its Bermuda domiciled insurance companies, Peleus Reinsurance Ltd. and PXRE Reinsurance Ltd., into one Bermuda Class 4 general business insurer. With surplus of approximately $1.3 billion, the combined Peleus Reinsurance Ltd. will continue to execute on Argo Group’s existing business plan for its Bermuda reinsurance operations.

On November 5, 2007, Argo Group executed an agreement to sell the stock of PXRE Reinsurance Company which is the Company's Connecticut domiciled reinsurance company. The transaction is expected to close in the first quarter of 2008 and is subject to customary regulatory approvals. In accordance with the applicable accounting requirements, the assets and liabilities on the entity being sold have been segregated into Assets held for sale and Liabilities held for sale, respectively, in the accompanying balance sheet.

SEGMENT RESULTS

Excess & Surplus Lines (E&S) – For the year ended Dec. 31, 2007, gross written premiums for E&S were $726.5 million, generating operating income of $112.7 million and a combined ratio of 89.3 percent. This compares to gross written premiums of $753.2 million, operating income of $101.4 million and a combined ratio of 88.9 percent for 2006. The underwriting results for the year ended Dec. 31, 2007 include favorable loss development of $38.5 million, compared to $33.7 million for 2006.

For the fourth quarter of 2007, gross written premiums for E&S totaled $180.2 million, resulting in operating income of $26.8 million. This compares to gross written premiums of $207.3 million and operating income of $36.0 million in the fourth quarter of 2006. The combined ratio for the fourth quarter periods of 2007 and 2006, respectively, were 90.9 percent and 82.6 percent. The underwriting results for the fourth quarter of 2007 and 2006 include favorable loss development of $21.9 million and $28.1 million, respectively.

Select Markets – For the year ended Dec. 31, 2007, gross written premiums for Select Markets were $420.7 million, generating operating income of $61.3 million and a combined ratio of 88.7 percent. This compares to gross written premiums of $389.1 million, operating income of $50.4 million and a combined ratio of 89.4 percent for 2006. The underwriting results for the year ended Dec. 31, 2007 and 2006 include favorable loss development of $14.8 million and $10.8 million, respectively.

During the fourth quarter of 2007, gross written premiums for Select Markets were $100.3 million generating operating income of $19.6 million, compared to gross written premiums of $107.9 million and operating income of $16.0 million during the same period in 2006. The combined ratio for the 2007 fourth quarter was 83.3 percent, versus a 2006 fourth quarter combined ratio of 85.5 percent. The underwriting results for the fourth quarter of 2007 include favorable loss development of $13.4 million compared to $3.4 million of favorable development for the fourth quarter of 2006.

International Specialty – International Specialty includes third-party reinsurance business originated by Peleus Re and other reinsurance programs. For the year ended Dec. 31, 2007, gross written premiums for International Specialty were $34.3 million, of which $32.8 million relates to other reinsurance programs. For 2006, gross written premiums were $11.1 million and relate to other reinsurance programs. Such amounts have been reclassified into the International Specialty segment in 2007.

During the fourth quarter of 2007, gross written premiums for International Specialty were $2.1 million, of which $1.3 million relates to other reinsurance programs. Gross written premiums for the same period of 2006 were $3.5 million and relate to other reinsurance programs which were included in the Excess & Surplus Lines and Select Markets segments in 2006. Reference the disclosure above related to reclassification of this business.

Run-off Segment – Argo Group’s Run-off segment includes financial results for (a) A&E liabilities; (b) the former Risk Management segment; and (c) all legacy operations for PXRE Group. For the year ended Dec. 31, 2007, the Run-off segment’s operating loss was $6.9 million versus operating income of $15.6 million for 2006. Results for the year ended Dec. 31, 2007 include unfavorable development of $23.0 million compared to $0.4 million of favorable development for 2006.

For the fourth quarter of 2007, the Run-off segment’s operating income was $7.0 million. For the 2006 fourth quarter the segment generated an operating loss of $1.7 million.

CONFERENCE CALL

Argo Group will conduct an investor conference call starting at 9:00 a.m. EST (10:00 a.m. AST) tomorrow, Thursday, Feb. 14, 2008. A live webcast of the conference call can be accessed by visiting Argo Group’s investor relations website at www.argolimited.com. Participants inside the U.S. and Canada can access the call by dialing (888) 679-8035 (pass code 53813528). Callers dialing from outside the U.S. and Canada can access the call by dialing (617) 213-4848 (pass code: 53813528). Argo Group is offering call participants a pre-registration option that expedites access to the call and minimizes hold times. Those who would like to take advantage of pre-registration can do so by accessing the following website: www.theconferencingservice.com/prereg/key.process?key=PNYAHY43X.

Shortly after the conclusion of the conference call, a webcast replay will be made available at www.argolimited.com. In addition, a replay of the call will be available to callers dialing from inside the U.S. and Canada through Mar. 14, 2008 by dialing (888) 286-8010 (pass code 40247455). Callers dialing from outside the U.S. and Canada can access the call replay by dialing (617) 801-6888 (pass code 40247455).

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Headquartered in Hamilton, Bermuda, Argo Group International Holdings, Ltd. (NasdaqGS: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in three primary segments: Excess and Surplus Lines, Select Markets, and International Specialty. Information on Argo Group and its subsidiaries is available at www.argolimited.com. Argo Group is the combined international holding company resulting from the Aug. 7, 2007 merger of Argonaut Group, Inc. and PXRE Group, Ltd.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such statements. For a more detailed discussion of such risks and uncertainties, see Argo Group's filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group's objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. CONSOLIDATED BALANCE SHEETS (in millions, except per share amounts)

	December 31,
	2007	2006
	(unaudited)
Assets
Total investments	$3,555.6	$2,514.1
Cash and cash equivalents	42.2	43.8
Accrued investment income	24.9	19.5
Receivables	833.8	726.4
Goodwill	106.3	106.3
Other assets	304.1	311.4
Assets held for sale	256.6	-
Total assets	$5,123.5	$3,721.5

Liabilities and Shareholders' Equity
Reserves for losses and loss adjustment expenses	$2,425.5	$2,029.2
Unearned premiums	506.8	516.4
Other liabilities	605.9	328.2
Liabilities held for sale	200.8	-
Total liabilities	3,739.0	2,873.8

Total shareholders' equity	1,384.5	847.7
Total liabilities and shareholders' equity	$5,123.5	$3,721.5

Book value per common share - basic (a)	$45.15	$40.28
Book value per common share - diluted (a) (b)	$45.15	$39.08

(a) The December 31, 2006 Consolidated Balance Sheet reflects the historical balances of Argonaut Group, Inc. in accordance with purchase accounting requirements. The December 31, 2006 Argonaut Group, Inc. share counts used to calculate book value per common share have been recalculated to reflect the common stock exchange ratio applied when Argonaut Group, Inc. merged with PXRE Group, Ltd. on August 7, 2007.

(b) Book value per common share - diluted, includes the impact of the Series A Mandatory Convertible Preferred Stock on an as if converted basis. Preferred stock fully converted into common shares as of December 31, 2007.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. FINANCIAL HIGHLIGHTS ALL SEGMENTS (in millions, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Gross Written Premiums	$284.4	$320.1	$1,180.9	$1,155.5
Net Written Premiums	210.2	242.4	854.2	847.0

Earned Premiums	223.6	206.7	859.8	813.0
Net Investment Income	40.5	27.7	134.3	104.5
Gains on Sales of Investments	1.3	8.7	5.9	21.2
Total Revenue	265.4	243.1	1,000.0	938.7

Losses and Loss Adjustment Expenses	127.3	117.7	526.9	477.6
Underwriting, Acquisition and Insurance Expense	85.7	73.1	328.1	285.1
Interest Expense and Other	12.4	3.0	25.2	13.0
Total Expenses	225.4	193.8	880.2	775.7

Income Before Taxes and Extraordinary Item	40.0	49.3	119.8	163.0
Income Tax Provision	15.5	17.9	42.3	57.0
Net Income Before Extraordinary Item	24.5	31.4	77.5	106.0
Extraordinary Item	(1.0)	-	66.3	-
Net Income	$23.5	$31.4	$143.8	$106.0

Net Income:
From Operations	$38.7	$40.6	$113.9	$141.8
From Sale of Investments	1.3	8.7	5.9	21.2
Income Before Taxes and Extraordinary Item	40.0	49.3	119.8	163.0
Income Tax Provision	15.5	17.9	42.3	57.0
Net Income Before Extraordinary Item	24.5	31.4	77.5	106.0
Extraordinary Item	(1.0)	-	66.3	-
Net Income	$23.5	$31.4	$143.8	$106.0

Net Income per Common Share (Basic): (a)	$0.77	$1.49	$5.66	$5.12

Net Income per Common Share (Diluted): (a)	$0.76	$1.42	$5.58	$4.82

Weighted Average Common Shares:
Basic (a)	30.7	21.0	25.4	20.5
Diluted (a)	30.9	22.1	25.8	22.0

(a) The Three Months Ended and Twelve Months Ended December 31, 2006 Income Statements reflect the historical income and expense of Argonaut Group, Inc. in accordance with purchase accounting requirements. The Weighted Average Common Share counts and corresponding Net Income per Common Share have been recalculated to reflect the common stock exchange ratio applied when Argonaut Group, Inc. merged with PXRE Group, Ltd. on August 7, 2007.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. SEGMENT DATA (in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Excess & Surplus Lines
Gross Written Premiums	$180.2	$207.3	$726.5	$753.2
Net Written Premiums	131.0	153.5	533.5	551.2
Earned Premiums	136.2	136.7	542.6	522.4

Underwriting Income	$12.4	$23.9	$58.2	$57.8
Net Investment Income	14.4	12.1	54.5	43.6
Operating Income Before Taxes	$26.8	$36.0	$112.7	$101.4

Loss Ratio	58.8%	51.4%	57.5%	57.5%
Expense Ratio	32.1%	31.2%	31.8%	31.4%
GAAP Combined Ratio	90.9%	82.6%	89.3%	88.9%

Select Markets
Gross Written Premiums	$100.3	$107.9	$420.7	$389.1
Net Written Premiums	76.4	84.8	303.1	284.2
Earned Premiums	81.9	69.8	302.2	270.0

Underwriting Income	$13.7	$10.1	$34.1	$28.6
Net Investment Income	5.9	5.9	27.2	21.8
Operating Income Before Taxes	$19.6	$16.0	$61.3	$50.4

Loss Ratio	54.2%	59.9%	60.3%	60.6%
Expense Ratio	29.1%	25.6%	28.4%	28.8%
GAAP Combined Ratio	83.3%	85.5%	88.7%	89.4%

International Specialty
Gross Written Premiums	$2.1	$3.5	$34.3	$11.1
Net Written Premiums	0.6	3.4	19.0	11.0
Earned Premiums	6.5	2.5	18.1	5.2

Underwriting Income	$2.2	$(0.4)	$2.5	$0.8
Net Investment Income	3.3	-	5.6	-
Operating Income Before Taxes	$5.5	$(0.4)	$8.1	$0.8

Loss Ratio	41.5%	68.0%	54.4%	64.3%
Expense Ratio	24.6%	48.0%	31.7%	17.8%
GAAP Combined Ratio	66.1%	116.0%	86.1%	82.1%
ARGO GROUP INTERNATIONAL HOLDINGS, LTD. RECONCILIATION OF OPERATING INCOME TO NET INCOME (in millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006

Excess & Surplus Lines	$26.8	$36.0	$112.7	$101.4
Select Markets	19.6	16.0	61.3	50.4
International Specialty	5.5	(0.4)	8.1	0.8
Run-off Lines	7.0	(1.7)	(6.9)	15.6
Corporate & Other	(20.2)	(9.3)	(61.3)	(26.4)
Operating Income Before Taxes	38.7	40.6	113.9	141.8
Gains on Sales of Investments	1.3	8.7	5.9	21.2
Income Before Taxes and Extraordinary Item	40.0	49.3	119.8	163.0
Income Tax Provision	15.5	17.9	42.3	57.0
Income Before Extraordinary Item	24.5	31.4	77.5	106.0
Extraordinary item	(1.0)	-	66.3	-
Net Income	$23.5	$31.4	$143.8	$106.0

CONTACT:
Argo Group International Holdings, Ltd.
Michael Russell, 441-278-3722 or 441-296-5858
Investor Relations